Exhibit 10.1

SETTLEMENT AND MUTUAL GENERAL RELEASE OF CLAIMS

This Settlement and Mutual General Release of Claims (“Release”) is made as of June 29, 2005, by and between Pacific Decision Sciences Corporation, a Delaware Corporation, and Applied Digital Solutions (hereinafter collectively “PDSC”) on the one hand, and Anne Tahim, an Accountancy Corporation and Anne Tahim (hereinafter collectively “Tahim”) on the other hand; with reference to the following facts:

A.    PDSC has previously filed an action in the Orange County Superior Court entitled Pacific Decision Sciences Corporation, etc. v. Anne Tahim, an Accountancy Corporation, et al. bearing Case No. 04CC08998 which is now scheduled to commence trial on October 24, 2005 before the Honorable John M. Watson in Dept. C15 (hereinafter referred to as to “Action”). The Action states causes of action for professional negligence, breach of fiduciary duty, and fraud and deceit. Tahim filed an Answer to the Action denying any and all of the allegations and raising certain affirmative defenses. Tahim continues to deny the allegations of the Action.

B.    On or about June 1, 2005, PDSC and Tahim, and their respective counsel of record, attended a voluntary mediation with the Hon. Keith Wisot (Ret.) of JAMS. At that time, the parties began settlement negotiations but were unable to reach settlement during the mediation. However, the parties continued their settlement negotiations thereafter resulting in an agreement to settle the Action on June 29, 2005.

C.    On June 29, 2005, PDSC and Tahim, through their respective counsel of record, entered into a “short form” agreement to settle the action. Said “short form” agreement is attached hereto as Exhibit “A” and is incorporated herein by reference. In the “short form” agreement, the parties, through their respective counsel of record, agreed to enter into a “long form” settlement agreement. This Release shall constitute such “long form” agreement.

D.    PDSC and Tahim desire to settle their disputes and to release each other from any and all Claims (as hereinafter defined) including, but not limited to, those made in the Action, with the understanding that said release does not constitute any admission of wrongdoing or tortious conduct on the part of the parties.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1.    Mutual General Release: In consideration for the payment of the money required to be paid by paragraph 2 of this Release and the other promises and obligations set forth in this Release, and except for the rights, interests and obligations created by this Release, PDSC, on the one part, and Tahim, on the other part, do hereby fully release and forever discharge each other, as well as their respective insurers, successors, predecessors, heirs, attorneys, assigns, accountants, partners, employees, spouses, families, officers, directors, managers, members, representative, agents, affiliates, including Michael Mangawang, (collectively “Beneficiaries”) from any and all rights and duties and all claims, demands and causes of action, including but not limited to all claims for attorneys’ fees, damages, debts, liabilities, accounts, accountings, reckonings, obligations, guarantees, suretyships, costs, expenses, liens, actions, controversies, and contracts of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected (collectively “Claims”), which PDSC and Tahim, their legal successors and/or assigns may now have, own or hold or which at any time heretofore any of them may ever have had, owned or held, or could, shall or may hereafter have, own or hold against the other party and/or the other parties’ Beneficiaries through the date of this Release. From and after the date of this Release, neither PDSC nor Tahim, nor their predecessors, successors or assigns, shall have any Claims of any kind or nature against each other, or the other parties’ Beneficiaries, directly or indirectly, with respect to any matter, cause, fact, thing, act or omission existing, done or omitted to be done, or services performed, at any time whatsoever to and including the date hereof, other than to enforce the terms of this Agreement.

2.    Payment of Money: On or before July 29, 2005, Tahim, through CAMICO Mutual Insurance Company shall cause to deliver a settlement check, money order, or draft in the sum of five hundred forty thousand dollars ($540,000) made payable to the Pacific Decision Sciences Corporation. Said settlement funds shall be delivered to counsel for PDSC.

3.    Release and Waiver: PDSC and Tahim intend, in executing this Release and doing the acts called for herein, that this Release shall be effective as a release and waiver of all Claims, except for the rights, interests and obligations created by this Release including, but not limited to, known, unknown, or suspected Claims. The parties agree that this Release is a full and final accord and satisfaction and settlement of and a bar to each and every Claim each may have against the other. All parties acknowledge that they are aware that they or their attorneys may hereafter discover facts different from or in addition to the facts which they now know or believe to be true and further that they are familiar with Civil Code  §1542 of the State of California, which provides as follows:

“A general release does not extend to a claim which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Each of the parties expressly waives and relinquishes any and all of their rights and/or benefits under Civil Code  §1542. Each of the parties acknowledges that this waiver is the intentional relinquishment of a known right and that, in agreeing to this waiver, each party hereby intentionally relinquishes the rights waived.

4.    Entire Agreement: This Release constitutes the entire and final, complete and exclusive statement of the terms of the parties’ agreement and understanding concerning the subject matter hereof and supersedes and replaces any and all prior negotiations and proposed agreements, written and/or oral, relating thereto.

5.    Choice of Law and Venue: This Release shall be governed by and construed under the laws of the State of California, to whose jurisdiction the parties do hereby submit, provided, however, that in the event that any law or laws of the State of California shall require otherwise and dictate that the laws of another state or jurisdiction be applied in any proceeding, such California law or laws shall be superseded by this paragraph and the remaining laws of the State of California shall nonetheless be applied in such proceeding. In the event that any action is instituted in connection with this Agreement, the parties agree that any action shall be commenced and maintained in Orange County, California.

6.    Attorneys’ Fees and Costs: Any party which breaches its obligations under this Release shall be liable for reasonable attorneys’ fees and costs as determined by the Court if litigation is commenced to enforce its rights under this Release.

7.    Other Terms: This Release may be pleaded as a full and complete defense to, and the parties hereby consent that it may be used as the basis for, an injunction against any action, Petition or other proceeding based on claims released by this Release.

8.       No Admission: This Release is the compromise of disputed claims. All parties deny liability. Neither this Release nor payment is to be considered an admission of liability on the part of any signatory hereto.

9.       Authority: Each of the undersigned signatories represents that it has the authority to enter into this Release on behalf of the party for whom it signs this Release and further represents that no portion of any interest in any Claim released or transferred hereby has been encumbered or assigned, sold or transferred to any person, firm or entity. Each of the parties shall indemnify and hold the other party harmless from any breach of the provisions of this paragraph.

10.    Benefit: This Release and each of its provisions shall inure to the benefit of the signatories hereto and their respective Beneficiaries.

11.    Counterparts: This Release may be signed in counterparts and when so signed, shall be deemed one instrument. Each of the parties acknowledges that this Release has been entered into on the basis that it has had ample time to investigate to determine whether or not to enter into this Release. Each of the parties, on the basis of their own investigation, has independently determined that it is in that party’s best interest to enter into this Release regardless of whether or not the facts are as that party supposes them to be. Each party represents to the other party that in entering into this Release it is not relying on the representation of any other party or person. Each of the parties is represented by counsel with respect to the Claims and this Release and is relying upon the advice of its counsel in entering into this Release. Each of the parties agrees that this Release is not rescindable and each of the parties waives its right to rescission of this Release. In waiving this right to rescission, each of the parties acknowledges that it understands that it is intentionally waiving a known right to rescind.

12.    Severability: The parties hereto understand and agree that if any term and/or provision herein is deemed unenforceable as a result of any arbitration or other legal proceeding, that all remaining terms and provisions of this Release shall remain in full force and effect.

13.    Confidentiality:

                                a.    The parties expressly agree that they shall keep the terms of the settlement and this Release strictly confidential. In this regard, the parties and their attorneys agree not to disclose, divulge, publish, broadcast, state or otherwise indicate to anyone (other than their counsel, accountants, auditors and/or tax preparers) the terms of this Release, including but not limited to the amount of the monetary consideration paid hereunder and the substance of any negotiations preceding this Release. The parties may respond to inquiries regarding the resolution of the claims only by stating that such claims were amicably resolved to the parties’ mutual satisfaction, or words of similar effect.

                               b.     Notwithstanding the foregoing, nothing herein shall prohibit or restrict the parties from informing their attorneys, accountants, auditors and/or tax preparers of the terms of this Release, or from disclosing, if required by reasonable interpretation of law or securities regulations, to any governmental or regulatory authority, the terms of settlement. The parties understand that, as part of a consolidated group with a public company (Applied Digital Solutions, Inc.), PDSC has an obligation to make securities filings with the SEC that disclose the settlement and some or all of its terms. In addition, nothing herein shall prohibit any party from complying with a valid subpoena or court order requiring production of this Release or disclosure of the terms of this Release. Other than objecting to production or disclosure on grounds of the confidentiality provision of this

Release, no party shall bear any obligation to seek an order barring production of this Release or disclosure of its terms.

APPROVED:
ANNE TAHIM, AN ACCOUNTANCY CORPORATION

Dated: July 11, 2005	By:	/s/ Anne Tahim, CPA
Anne Tahim, CPA

Dated: July 11, 2005	By:	/s/ Anne Tahim, CPA
Anne Tahim, CPA

PACIFIC DECISION SCIENCES CORPORATION
Dated: July 22, 2005	By:	/s/ Larry Wasieluski
Its Authorized Representative

APPLIED DIGITAL SOLUTIONS
Dated: July 8, 2005	By:	/s/ Michael Krawitz
Its Authorized Representative

Exhibit A

[Letterhead of JMBM]

June 29, 2005

VIA FACSIMILE AND ELECTRONIC MAIL

Randall J. Dean, Esq.
Chapman, Glucksman & Dean
11900 West Olympic Boulevard, Suite 800
Los Angeles, California 90064-7094

Re:        Pacific Decision Sciences Corp. v. Tahim

Dear Mr. Dean:

This letter confirms the settlement we have reached in the above-entitled matter pursuant to our discussions over the last two days. The material terms of our agreement are as follows:

1.  You and I represent to each other that we have the authority required from each of our clients to agree to the foregoing settlement. This document, when executed by each of us, constitutes a binding settlement agreement between the parties within the meaning of Section 664.6 of the California Code of Civil Procedure. The attorneys agree in good faith to prepare and execute a mutually agreeable release agreement hereafter.

2.  Within thirty (30) days from today’s date, CAMICO Mutual Insurance Company shall pay to Pacific Decision Sciences Corporation the amount of Five Hundred Forty Thousand Dollars ($540,000.00). Anne Tahim, the insured, expressly approves of this settlement and payment.

3.  The parties will provide each other along with their employees and affiliates with complete mutual general releases. In addition to the parties to this lawsuit, these releases shall expressly apply to Michael Mangawang, Applied Digital Solutions and (within reason) any other affiliates of the parties. Such release shall contain a waiver of Section 1542 of the Civil Code. If the parties cannot agree on the terms of the release, such dispute shall be submitted to Hon. Keith Wisot at JAMS for resolution.

4.  The payment amount (with exceptions for any accounting and/or reporting obligations of PDSC or Applied Digital Solutions) shall be subject to a standard confidentiality provision.

Randall J. Dean, Esq.
June 29, 2005

5.  PDSC shall dismiss the pending lawsuit with prejudice within five days after payment of the settlement amount.

6.  Each of us will cooperate with the other in the preparation of a long form settlement agreement, which shall incorporate the foregoing terms and provide for the customary terms of any settlement of this magnitude. The execution of the long form settlement agreement contemplated hereby shall supersede this short form agreement. The purpose of the short form agreement and the later mutual release agreement to be executed by the parties shall be to end any and all disputes between the parties.

Very truly yours,

/s/ Melvin N.A. Avanzado

Melvin N.A. Avanzado
Jeffer, Mangels, Butler & Marmaro LLP

ACCEPTED AND AGREED

By: /s/ Randall J. Dean
Randall J. Dean
Chapman, Glucksman & Dean
Attorneys for Defendants